Exhibit 99(a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
PRAECIS PHARMACEUTICALS INCORPORATED
at
$5.00 Net Per Share
by
Pilgrim Acquisition Corporation
a wholly-owned subsidiary of
GlaxoSmithKline plc

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 6, 2007, UNLESS THE OFFER IS EXTENDED.

January 9, 2007

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been engaged by Pilgrim Acquisition Corporation, a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of SmithKline Beecham Corporation, a Pennsylvania corporation (“SKB”) and an indirect wholly-owned subsidiary of GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“GSK”), to act as Information Agent in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.01 per share (including the associated preferred stock purchase rights, “Shares”), of PRAECIS PHARMACEUTICALS INCORPORATED, a Delaware corporation (“PRAECIS”), at a price of $5.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 9, 2007 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that (a) at the expiration of the Offer there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares then beneficially owned by GSK, SKB, Purchaser or their controlled affiliates, constitutes at least a majority of the total number of then-outstanding Shares, assuming (after giving effect to the transactions described under “The Merger Agreement — Treatment of Options and the ESPP” in Section 11 of the Offer to Purchase) exercise of all then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares, but only to the extent then exercisable, and (b) subject to certain exceptions, no change, effect, event or occurrence that has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operation of PRAECIS shall have occurred after the date of the Merger Agreement (as defined below). The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase. The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 of the Offer to Purchase).

Enclosed herewith are the following documents:

1. Offer to Purchase, dated January 9, 2007;

2. Letter of Transmittal to be used by stockholders of PRAECIS in accepting the Offer and tendering Shares;

3. Notice of Guaranteed Delivery;

4. Guidelines for Certification of Taxpayer Identification Number on Form W-9;

5. A letter to stockholders of PRAECIS from the President and Chief Executive Officer of PRAECIS, accompanied by PRAECIS’ Solicitation/Recommendation Statement on Schedule 14D-9;

6. A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

7. Return envelope addressed to the Depositary (as defined below).

The Offer is being made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 20, 2006, among Purchaser, PRAECIS and SKB, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into PRAECIS, with PRAECIS as the surviving corporation (the “Merger”) and each issued and outstanding Share (other than Shares held in the treasury of PRAECIS, owned by SKB, Purchaser or any wholly-owned subsidiary of SKB or PRAECIS, or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any required withholding taxes, payable upon the surrender of the certificate formerly representing such Share.

The PRAECIS board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to and in the best interests of the holders of Shares. The PRAECIS board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn by the Expiration Date if and when Purchaser gives oral or written notice to the American Stock Transfer & Trust Company (the “Depositary”) of Purchaser’s acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. An envelope in which to return your instructions to us is enclosed.

In order to tender Shares pursuant to the Offer, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either certificates representing the tendered Shares should be delivered or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Neither GSK nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, February 6, 2007, unless the Offer is extended.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

The Proxy Advisory Group, LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF GSK, SKB, PURCHASER, PRAECIS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

The Proxy Advisory Group, LLC

575 Madison Avenue, 10th Floor
New York, New York 10022

Call: (212) 605-0510

or

Toll Free: (800) 440-7435